RBC Global Asset Management

Proxy Voting Guidelines

Updated February 2019

Proxy Voting Guidelines – February 2019

Table of Contents

Introduction			1
	Proxy Voting Policy		1
	Enhancing Governance		1
	Proxy Voting Issues		1
	Securities Lending		1
	Proxy Voting Guidelines		2
1.		Board of Directors	2
	1.1	Independence of the Board of Directors	2
	1.2	Independence of the Chair	3
	1.3	Executive Chair	3
	1.4	Risk Management	4
	1.5	Board Size	4
	1.6	Committees of the Board	4
	1.7	Majority Voting	5
	1.8	Cumulative Voting	5
	1.9	Staggered Boards	6
	1.10	Director Attendance	6
	1.11	Overboarding	6
	1.12	Director Liability and Indemnification	6
	1.13	Tenure of Directors	7
	1.14	Performance Evaluation of Directors and Board	7
	1.15	Directors Proposed on a Single Ballot	7
	1.16	In Camera Meetings	8
	1.17	Voting for Directors	8
	1.18	Audit Process	8
	1.19	Audit Fees	9
	1.20	Board Diversity	9
2.		Management and Director Compensation	10
	2.1	Equity-based Compensation Plans	10
	2.2	Expensing of Share Options	11
	2.3	Golden Parachutes	11
	2.4	Employee Stock Purchase Plans	12
	2.5	Director Compensation	12
	2.6	Director Retirement Benefits	12
	2.7	Employee Loans	13
	2.8	Excessive Executive Compensation	13
	2.9	Compensation Report and Say-on-Pay	13
	2.10	Compensation Consultants	15
	2.11	External Management Compensation Disclosure	16
3.		Takeover Protection	16
	3.1	Shareholder Rights Plans (“Poison Pills”)	16
	3.2	Other Takeover Protection Measures	16

Proxy Voting Guidelines – February 2019

	3.3	Dissident Shareholders, Contested Elections, and Proxy Contests	17
	3.4	Dissident Director Nominee Compensation	18
4.		Shareholder Rights	18
	4.1	Confidential Voting	18
	4.2	Proxy Access	19
	4.3	Advance Notice Provisions	19
	4.4	Dual-Class Stock & Unequal Voting Rights	20
	4.5	Supermajority Approval	20
	4.6	Linked Proposals	21
	4.7	Increase in Authorized Shares	21
	4.8	Disclosure of Voting Results	21
	4.9	Blank-cheque Preferred Shares	21
	4.10	Shareholder Meeting Quorum	22
	4.11	Equity Issues	22
	4.12	Other Business	22
	4.13	Implementing Shareholder Views	22
	4.14	Share Blocking	22
	4.15	Income Trust Governance	23
	4.16	Reincorporation	23
	4.17	Exclusive Forum Provisions	23
	4.18	Pre-IPO Unilateral Bylaw/Charter Amendments	23
	4.19	Calling a Special Meeting	24
	4.20	No-action and Exemption Requests	24
	4.21	Virtual Annual General Meetings	25
5.		Shareholder Proposals	25
	5.1	General	25
	5.2	Lobbying Disclosure Proposals	25
	5.3	Environmental and Social Shareholder Proposals	26

Proxy Voting Guidelines – February 2019

Introduction

Proxy Voting Policy

As an asset manager, RBC Global Asset Management has an obligation to act in the best interests of the accounts that it manages, including segregated client accounts and investment funds. This responsibility includes exercising the voting rights attached to securities in the portfolio of each account. It is our policy to exercise the voting rights of the accounts we manage in the best interests of the portfolio and with a view to enhancing the long-term value of the securities held.

Enhancing Governance

We are satisfied that investments in issuers that have more transparent disclosure and more effective governance generally yield better results. We believe that we can help to protect and enhance the longterm value of our clients’ investments through our support of organizations that work to promote good governance, through direct or indirect engagement with issuers, and by communicating with an issuer’s management through the exercise of voting rights.

Proxy Voting Issues

Issuers’ proxies most frequently contain management proposals to elect directors, to appoint auditors, to adopt or amend compensation plans, and to amend the capitalization of the issuer. A security holder’s ability to clearly communicate with the management of an issuer using these few tools is limited. We encourage issuers and their boards of directors to consider and adopt recognized best practices in governance and disclosure.

A decision to invest in an issuer is based in part on the quality of an issuer’s disclosure, the performance of its management and its corporate governance practices. Since a decision to invest is generally an endorsement of management of the issuer, we will usually vote with management on routine matters. When considering the election of directors, we will consider the board’s past course of action and any plans to improve governance and disclosure. We will be particularly concerned with any management proposal having financial implications for the issuer or the potential to adversely impact investment value.

Proxies may also contain shareholder proposals requesting a change in the policies and practices of management. Where those proposals align with our views and have not been adequately addressed by management, we will support them.

In order to discharge our obligations under this policy, we access and utilize research on management performance and corporate governance issues drawn from asset manager and analyst due diligence and we consider the detailed analysis and voting recommendations provided by leading independent research firms. We also participate as a member in organizations such as the Canadian Coalition for Good Governance, the Council of Institutional Investors, the International Corporate Governance Network and the Responsible Investment Association.

Securities Lending

Some RBC GAM funds participate in securities lending programs. In order to allow for proxy voting for securities that have been loaned by these funds, we will recall all of these securities in North America on or before the record date to ensure vote eligibility. For loaned shares outside of North America, we will recall all of the securities of an issuer where we manage at least 1% of the outstanding shares of that issuer or there is a significant voting issue where RBC GAM’s position could impact the result.

Proxy Voting Guidelines – February 2019

Proxy Voting Guidelines

Through our internal expertise and resources and leading independent research firms, we have established these Proxy Voting Guidelines (the “Guidelines”) to govern the exercise of our voting rights. We review and update our Guidelines on an ongoing basis as corporate governance best practices evolve.

Our Guidelines are published for the information of our clients and to assist issuers in understanding the message we have sent or intend to send through the exercise of proxy voting rights.

While we will generally vote proxies in accordance with the Guidelines, there may be circumstances where we believe it is in the best interests of a client for us to vote differently than as contemplated by the Guidelines, or to withhold a vote or abstain from voting.

In the event of a perceived or actual conflict of interest involving the exercise of proxy voting rights, we follow procedures to ensure that a proxy is exercised in accordance with our Guidelines, uninfluenced by considerations other than the best interests of our clients.

The Guidelines are applied in Canada, the United States, the United Kingdom, Ireland, Australia and New Zealand. In all other markets, RBC GAM utilizes the local proxy voting guidelines of a research provider. It should be noted that the Guidelines may not specifically address each voting issue that may be encountered. In these cases, RBC GAM will generally follow the research provider’s local proxy voting guidelines, after reviewing and agreeing with their implementation. In all cases, RBC GAM reviews each meeting and proposal to ensure votes are submitted in the best interests of our clients. RBC GAM has the ability to override the recommended votes of the aforementioned research provider in the event the recommended votes would not be in the best interests of our clients.

1.	Board of Directors

The board of directors of a corporation must act in the best interests of that corporation. The board engages the services of a management team to ensure the corporation’s long-term success. The board’s key functions are to approve direction of corporate strategy, supervise risk management, and evaluate the performance of the company and of management. Overall, the board is responsible for determining, implementing, and maintaining a culture of integrity and ethical behaviour.

In order to be effective in representing the interests of security holders, the board should reflect the criteria outlined below. If these criteria are met, then we will generally vote in favour of the election of directors proposed by management. We will also support shareholder proposals seeking to implement these criteria.

1.1	Independence of the Board of Directors

Ideally, the board should be composed of a substantial majority of independent directors.

An independent director shall be independent of management and free from any interest or relationship that could interfere with the director’s ability to act in the best interests of the corporation and its shareholders. A director who is not independent will be considered to be independent three years after the termination of the relationship or interest that caused the director’s independence to be compromised. However, a former CEO or CFO of the company will not be considered independent until five years after their employment with the company ends.

For directors who are also major shareholders (defined as a person who controls 5% or more of the equity or voting rights of the company), independence will be assessed on a case-by-case basis. However, if these directors hold stock that has disproportionate voting rights, they will not be considered to be independent.

Proxy Voting Guidelines – February 2019

We will consider proposals to adopt a stricter definition of independence on a case-by-case basis and in doing so will consider the current independence of the board as well as local legal and regulatory requirements.

We will generally support proposals requesting that the company provide expanded disclosure of potential conflicts of interest regarding directors.

Voting Guideline

We will generally not support directors who are not independent if the proposed board is composed of less than a two-thirds majority of independent directors.

We will generally support proposals that limit employees of the company sitting on the board to the CEO only.

1.2	Independence of the Chair

It is a matter of good governance practice that an independent director be appointed to the position of chair of the board of directors. An independent chair is one of the primary mechanisms by which board independence is maintained.

Voting Guideline

We will generally not support a non-independent director if he or she is also chair (or will become chair upon becoming a director) unless an independent director is appointed as a lead director and an independent corporate governance committee exists.

1.3	Executive Chair

In some instances a company may appoint an individual to be an “executive chair” of the board although another individual has been appointed board chair. An executive chair can present both corporate governance and compensation concerns for shareholders. To address the corporate governance concerns, the company should disclose the role of the executive chair in detail and explain to shareholders why having an executive chair is an appropriate corporate governance practice.

Compensation arrangements for an executive chair are of particular concern and should be assessed in the context of director compensation rather than executive compensation practices. We are particularly concerned when the executive chair role appears to have been created to provide ongoing generous compensation to a retired CEO or founder of the company.

Voting Guideline

We will review all executive chair compensation arrangements on a case-by-case basis but may withhold/vote against the executive chair if the executive chair’s total compensation is more than two times that of the highest paid independent director sitting on the board.

We will generally support shareholder proposals that ask for enhanced disclosure of the responsibilities of the executive chair, and full disclosure of the compensation structure for the role.

Proxy Voting Guidelines – February 2019

1.4	Risk Management

One of the primary responsibilities of the board is to understand the risks facing the company and to ensure that management has put in place appropriate measures to identify, monitor and manage those risks. While initial responsibility for risk management may be delegated to a committee of the board, it is ultimately the responsibility of the entire board.

Proper succession planning is also an important responsibility of senior management and the board, particularly when it comes to identifying candidates for the CEO role. Companies and boards should have a robust succession planning process and fully disclose to shareholders the process to ensure that the company follows that process.

Voting Guideline

Proposals to establish a risk committee of the board will be assessed on a case-by-case basis. These proposals will be assessed in the context of the risk profile of the company and how effectively those risks are being managed.

1.5	Board Size

The number of directors on a board can be an important factor in board effectiveness. The board should be large enough to adequately perform its responsibilities without being so large that it becomes cumbersome. In general, boards should have between 5 and 15 directors, but the appropriate number of directors will vary with the size and nature of the corporation.

Voting Guideline

Where the number of directors is outside this range of 5 – 15 directors we will vote against approval of the number of directors on the board if we believe that board effectiveness has been compromised.

1.6	Committees of the Board

Committees have become accepted mechanisms of corporate governance. Corporations of a sufficient size should, at a minimum, include the following committees of the board:

■	Audit Committee: The audit committee should be responsible for ensuring the accurate accounting and reporting of the company’s financial performance, ensuring that adequate internal control measures exist, and overseeing the annual external audit of the corporation. Members should have relevant experience.

■	Corporate Governance Committee: The corporate governance committee should be responsible for the oversight of the governance of the corporation.

■	Compensation Committee: This committee should be responsible for the direction and oversight of the company’s executive compensation program and for regularly evaluating the performance of senior management.

■	Nominating Committee: The nominating committee should identify the board’s need for new or additional directors and skill sets, and then recruit, nominate and orientate new directors. The committee should also assess the need for certain skills on the board that may be lacking.

Proxy Voting Guidelines – February 2019

The chair and committee members should all be independent directors.

Voting Guideline

For most companies, we will not support non-independent board members who sit on, or chair, any of the above committees.

We will generally support proposals to prohibit CEOs of other listed companies from sitting on the compensation committee.

For small companies, we will not support non-independent board members who sit on, or chair, the audit committee. For the compensation, nominating and corporate governance committees, a majority of the members and the chair should be independent.

We will not necessarily vote against the board for failing to establish any or all of the above committees, but will actively encourage the board to establish them. We will support proposals to establish any or all of the above committees.

We will generally support proposals that encourage boards and management to adopt short and long-term succession planning policies for all levels of senior management, including the CEO, and to and fully disclose those policies to shareholders.

1.7	Majority Voting

It is a fundamental right of shareholders to have an effective ability to vote directors both on and off the board. Plurality voting does not respect this basic right. Companies should adopt policies to ensure that directors are elected to the board using a majority vote system whereby directors who do not receive a majority of the votes cast in their favour are required to submit their resignation to the board. Barring exceptional circumstances, that resignation should be accepted by the board. “Exceptional circumstances” would be truly rare and in general, would only arise if the board needed additional time to replace the distinct expertise of that director. In no circumstances should a director who failed to receive a majority of votes in their favour be allowed to remain on the board indefinitely.

Voting Guideline

We will generally support proposals that call for the adoption of a majority vote system for the election of directors in non-contested director elections.

Where a director fails to receive majority support in a director election and continues to sit on the board, and the board fails to provide a valid time-limited reason for this, we will generally withhold votes from the director in question, all directors who sit on the nominating and governance committees, and the chair of the board for as long as that director continues to sit on the board.

1.8	Cumulative Voting

There are valid arguments for and against cumulative voting. It can ensure an independent voice on an unresponsive board, or it can allow a small group of shareholders to promote their own agenda.

Proxy Voting Guidelines – February 2019

Voting Guideline

We will generally vote against cumulative voting proposals, unless there is a clear and demonstrated need for cumulative voting.

1.9	Staggered Boards

The annual election of all directors is an effective way to ensure that shareholders can change the composition or control of the board, especially during periods of deteriorating corporate or board performance. We believe that the annual election of all directors best serves the interest of shareholders.

Voting Guideline

We will not support a proposal for the introduction of staggered terms.

We will not necessarily vote against a slate of directors simply because the board uses staggered terms.

We will support a proposal to eliminate staggered terms or to introduce the annual election of directors.

1.10	Director Attendance

Directors should be able to commit sufficient time and energy to carry out their duties in an effective manner. While attendance at board and committee meetings is not the only measure of director performance, poor attendance makes it difficult for directors to carry out their responsibilities effectively.

Voting Guideline

We will generally not support existing directors if they have attended less than 75% of the board and committee meetings in aggregate, unless there are extenuating circumstances.

1.11	Overboarding

Serving as a director of a public company requires a significant commitment in time and effort. If directors sit on an excessive number of boards it can compromise their ability to serve effectively.

Voting Guideline

We will generally withhold votes from directors who sit on more than five boards or, in the case of current CEOs, more than two boards (their own board plus one other)1.

1.12	Director Liability and Indemnification

We recognize that in order to build and maintain a qualified board it may be necessary for the company to have a policy limiting the liability of directors and provide them with an indemnity. However, these policies should only apply when directors are acting honestly, in good faith and in the best interests of the corporation. If the director acts dishonestly, the indemnification should not apply.

Voting Guideline

When considering proposals to eliminate or limit the personal liability of the directors, RBC GAM will consider:

Proxy Voting Guidelines – February 2019

■	the performance of the board

■	the independence of the board and its key committees

■	whether or not the company has anti-takeover devices in place

If the above factors are favourable, we will generally support liability-limiting proposals to indemnify directors against legal costs provided they have acted honestly and in good faith and provided the company persuasively argues that it is necessary to attract and retain directors.

We will also generally support proposals seeking personal liability for directors as a result of fiduciary breaches arising from gross negligence. We will generally oppose proposals for indemnification when they seek to insulate directors from actions they have already taken or if litigation is pending.

1.13	Tenure of Directors

We consider board renewal and diversity as an important component of overall board effectiveness. In order to facilitate the board renewal process, we strongly encourage boards to consider the tenure of individual directors as well as the range of tenures throughout the board as part of the annual board assessment.

Voting Guideline

We will evaluate shareholder proposals to introduce term limits and/or age limits for directors on a case-bycase basis.

We will assess the independence of all directors annually regardless of length of service.

1.14	Performance Evaluation of Directors and Board

A board must evaluate its own performance, which presents a conflict of interest. We believe that the best way to deal with this conflict is for the board to adopt its own statement of principles and guidelines to evaluate the performance of directors and the effectiveness of the board. The board should prepare annual evaluations based on these principles and guidelines, and should summarize the results of that evaluation in the annual proxy circular.

Voting Guideline

We will support proposals to develop and institute performance evaluations for a board of directors and to disclose a summary of the results of those evaluations in the annual proxy circular.

1.15	Directors Proposed on a Single Ballot

We believe that directors should be proposed individually on the annual ballot. When directors are proposed on a single ballot it removes the shareholders’ ability to withhold votes for individual directors to change the composition of the board. Boards may use a single ballot as a means of protecting individual board members, or preventing certain board practices from being changed. A board that is confident with its governance practices should be willing to propose directors individually.

Proxy Voting Guidelines – February 2019

Voting Guideline

We will support proposals that directors be proposed individually.

We will withhold votes for a board proposed on a single ballot if we believe that the independence of the board or the board committees has been compromised in any way or if the board’s actions have not been in the shareholders’ best interests.

1.16	In Camera Meetings

In camera meetings of independent board members create an opportunity for more candid discussions than may occur at formal board meetings. These meetings may help to facilitate and enhance overall board independence. It is recommended that after these meetings, the chair of the in camera sessions should meet with the chief executive officer to advise of the topics that were discussed.

Voting Guideline

We will generally support proposals that would require regular in camera meetings of independent board members only.

1.17	Voting for Directors

Voting Guideline

In general, we will vote for the directors nominated by management unless these guidelines indicate otherwise or the long-term performance of the corporation or the directors has been unsatisfactory. In this regard, we will also consider any issues that come to our attention regarding a director’s performance at another public company.

1.18	Audit Process

The audit plays a vital role in the corporate governance process. Not only does it verify the financial performance of a company, but it also identifies any deficiencies in the internal control mechanisms of the company.

The audit process should involve the establishment of an independent audit committee (see 1.4) and the appointment of an independent auditor by that committee. The auditor should report directly to the audit committee and not to management.

Auditors and/or the audit partner should be rotated on a regular basis.

Voting Guideline

We will generally support the choice of auditors recommended by the audit committee.

Where auditors are being changed for reasons other than routine rotation, we will review the reasons on a case-by-case basis.

Where the auditor has limited or capped its liability as it relates to the performance of the audit and the limits placed on the auditor’s liability are unreasonable, we will not support the choice of auditor. If the lead audit partner has been linked with a significant auditing controversy, we may not support the choice of auditor or its remuneration.

Proxy Voting Guidelines – February 2019

1.19	Audit Fees

The amount and composition of fees paid to an auditor can compromise an auditor’s ability to act independently and perform an audit that is free from undue influence by management. In order to help ensure auditor independence, a substantial majority of the fees paid to the auditors should be for audit and audit-related services.

Voting Guideline

We will generally support proposals that prohibit the outside auditor from maintaining a relationship with the company other than providing audit and audit-related services.

We will generally not support the choice of auditor if less than two-thirds of the total fees paid to the auditor over the previous year were for audit and audit-related services. We will consider withholding our votes from members of the audit committee if the company’s auditor received more than half its fees from nonaudit services.

1.20	Board Diversity

While the quality of individual directors is paramount, to enhance overall board effectiveness we expect that directors will have a diverse range of backgrounds and experience. To the extent practicable, directors should reflect the gender, ethnic, cultural and other personal characteristics of the communities in which the corporation operates and sells its goods or services.

With regard to female board participation specifically, we encourage boards to publicly adopt a guideline of achieving 30% or more female participation on the board within a reasonable time period.

Voting Guideline

We will generally support proposals that call for enhanced disclosure or reporting requirements regarding board diversity policies and procedures.

We will generally support proposals to adopt non-binding guidelines for female or other minority representation on the board.

We will review proposals to adopt binding quotas or targets for female or other minority representation on the board on a case by case basis.

If a company’s board has less than two women directors, we will vote against directors who sit on the nominating or corporate governance committees of the board. Exceptions may be warranted based on company commitments and/or the adequacy of the company’s board gender diversity policy. An adequate policy should include:

•	A commitment to increase board gender diversity

•	Measurable goals or targets to increase board gender diversity within a reasonable period of time

Consideration will be given to a board’s approach to gender diversity in executive officer positions and any related goals, targets, programs or processes for advancing women in executive roles. We expect issuers to disclose progress on reaching board gender diversity targets and the strategies or plans employed to achieve them.

Proxy Voting Guidelines – February 2019

2.	Management and Director Compensation

We believe that all compensation plans should attempt to align the long-term interests of shareholders with the interests of management and directors. Compensation plans should also be sufficiently generous to attract and retain individuals with the skill sets required to ensure the long-term success of the company, but compensation should always be commensurate with performance. The compensation plan should be developed and maintained by the compensation committee.

2.1	Equity-based Compensation Plans

In general, these plans should reward good performance, and not reward poor performance. The cost of the plan, either to the shareholders or the company, should be related to the benefits derived from it. The plan should be disclosed to the shareholders in detail and be approved by them.

In general we would like to see a reduction in the use of stock options as a form of compensation. Our preference is for stock ownership rather than stock options.

Voting Guideline

We will review each equity-based compensation plan on a case-by-case basis.

We will generally support:

■	plans that explicitly define the awards to senior executives and link the granting or vesting of equitybased compensation to specific performance targets

■	stock option plans where the underlying securities are issued at market value or higher

■	plans where the stock options have a life of five years or less

■	amendments to plans that will remove or amend a negative attribute from an existing plan, ultimately improving its overall structure

We will generally not support:

■	plans that allow for the issuance of stock options with a term of more than five years

■	"evergreen" stock option plans

■	plans or proposals that allow the repricing of stock options, or that reissue options with an exercise price higher than the current market price

■	any plan that does not prohibit the inappropriate manipulation of equity award grant dates through practices known as backdating, spring loading or bullet dodging

■	plans that are 100% vested when granted or plans that allow pyramiding, gross-ups or acceleration of the vesting requirements, including when there is a change in control. We will oppose plans that do not provide clear guidelines for the allocation of awards

Proxy Voting Guidelines – February 2019

■	plan amendments if the total potential dilution of all plans exceeds 10%, or annual dilution exceeds 1%

■	plans that authorize allocation of 25% or more of the available awards to any one individual

■	plans that give the board broad discretion in setting the terms and conditions of equity-based compensation programs

■	stock option plans that allow for the “reloading” of exercised or lapsed options

■	equity-based compensation plans that allow, or do not specifically prohibit, hedging. We will withhold/vote against the members of the compensation committee if any equity-based compensation exposure is hedged during the period

In general, we believe it is not appropriate for directors to participate in stock option plans, and would prefer directors own stock outright in the company. As such, we will generally not support proposals for director participation in stock option plans. However, for small companies we will review director options on a case-by-case basis, and if a company demonstrates a need for director options we may support such a plan (for example, where cash preservation is a priority for the company).

We will generally not support change in control provisions that allow for stock option holders to receive more for their options than shareholders would receive for their shares, or provisions that allow for the granting of options, or other equity awards, or bonuses to outside directors in the event of a change of control.

We discourage the use of omnibus stock option plan proposals. Ideally, shareholders should have the opportunity to consider and vote on the separate components of such plans.

2.2	Expensing of Share Options

While options may not be an expense to the corporation, they are an expense to the existing shareholders due to the dilution effects. As such, we believe that share options should be expensed in the financial statements of a corporation.

Voting Guideline

We will support proposals that require the expensing of stock options in the financial statements of a corporation in accordance with IFRS.

2.3	Golden Parachutes

We recognize that ‘golden parachutes’ may in some circumstances be an appropriate way to provide executives with the personal financial security and professional objectivity that is required to act in the best interests of shareholders. However, in some cases these provisions can be excessive.

Voting Guideline

We will support proposals requiring shareholders to approve golden parachute arrangements.

We will review golden parachute arrangements on a case-by-case basis. However, we will generally vote against overly generous golden parachutes for senior executives. We will also vote against plans that use a single trigger for cash or other payments or for the vesting of equity based compensation.

Proxy Voting Guidelines – February 2019

2.4	Employee Stock Purchase Plans

The interests of shareholders and employees are aligned if employees have the opportunity to become shareholders at a reasonable price. Employee stock purchase plans are an effective way to facilitate that alignment. In general we will support employee stock purchase plans that align employee interests with creating value for shareholders.

Voting Guideline

We will generally support employee stock purchase plans with a purchase price of not less than 85% of market value, potential dilution of less than 10% and an appropriate mandatory hold period.

2.5	Director Compensation

We believe that director compensation should be commensurate with the time and effort that directors spend executing their duties, but it should not be so generous that it may compromise a director’s ability to act independently of the board or management. We also believe that directors who personally own a significant amount of the company’s stock will be better motivated to act in the interests of all shareholders.

Voting Guideline

We will review proposals regarding director compensation on a case-by-case basis. We will support proposals advocating a proportion of the directors’ remuneration be in the form of common stock.

We will assess director compensation on a case-by-case basis and will withhold from members of the board committee responsible for director compensation (or the full board and/or the chair in the absence of a responsible committee) if we believe that director compensation is excessive or inappropriately structured. Factors that will be considered include:

•	The potential to compromise the independence of directors

•	The overall alignment with shareholder interests

•	If compensation is excessive in terms of the size and complexity of the company

•	Other concerning plan features such as inadequate stock retention requirements and the use of stock options or retirement benefits

2.6	Director Retirement Benefits

We believe that retirement benefits should be restricted to the employees of a corporation. Directors’ independence could be compromised if they receive retirement benefits from the corporation.

Voting Guideline

We will vote against proposals for retirement benefits for directors, unless it can be clearly shown that they will not impair directors’ independence.

Proxy Voting Guidelines – February 2019

2.7	Employee Loans

Loans to senior management or the guaranteeing of loans for the purpose of exercising options should be avoided. These types of arrangements expose the company to the risk of not being able to recover the loan if the employment of the borrower is terminated.

Voting Guideline

We will review all loans to senior management on a case-by-case basis, but will generally support loans that are reasonable in amount, given at a market rate of interest, (and not forgivable) and are secured against shares in the company or some other real asset.

2.8	Excessive Executive Compensation

In recent years, we have seen some executive compensation packages reach excessive levels, with insufficient correlation to individual or corporate performance. We believe that executive compensation should be performance based and should align the interests of executives with the long-term interests of shareholders. We would like to see performance criteria clearly disclosed and defined and detailed disclosure of whether and how those criteria have been met. The performance criteria and the degree to which they have been met should be determined by the compensation committee. Executives should be required to hold a substantial portion of their equity compensation awards, including shares received from option exercises, during their employment with the company and for some reasonable time after leaving the company.

Voting Guideline

We will generally support executive compensation plans that are fair and oppose those that are excessive. We will review on a case-by-case basis proposals to enhance compensation disclosure, but will generally support proposals that require disclosure of performance criteria and whether those criteria were met. We will consider supporting proposals to link executive compensation to the company’s achievement of goals that go beyond traditional financial metrics, provided that those goals will improve the company’s long-term performance and sustainability.

2.9	Compensation Report and Say-on-Pay

The compensation report in the proxy circular is the primary means by which shareholders obtain information to assess the compensation practices of the company. This report should be clear, concise and fully disclose all methods of compensation and performance measures. Furthermore, this report should present the information in a format that will allow all shareholders to easily determine total compensation for an individual.

When considering whether to approve a company’s advisory vote on executive compensation, we will consider the company’s overall compensation philosophy in the context of all relevant factors, including:

■	whether pay is aligned to long-term sustainable performance

■	whether the company has provided adequate disclosure of specific performance metrics and measures and discloses performance against those metrics

■	whether the company has poor executive pay practices

Proxy Voting Guidelines – February 2019

■	whether the company has manipulated its equity compensation plans through stock option backdating, spring loading or re-pricing, or the use of materially-altered non-GAAP performance metrics without a reasonable rationale

■	whether the company uses time vesting or performance vesting for equity awards, with particular consideration where equity awarded through the Long-Term Incentive Plan, excluding stock options, lacks a performance-based component

■	whether the company has established meaningful stock holding requirements for executives and whether it has clawback policies in place in the event of accounting restatement or wrongdoing

■	whether overall amounts of executive compensation are reasonable relative to company peers, other employees and the value added by the executive. For instance, overall amounts may be flagged as excessive where the highest paid executive’s total compensation is twice as high the previous year’s median pay at the company’s market cap and revenue-based peers

■	whether the executive compensation plans are overly complex or duplicative

■	whether the company’s executive compensation plans give directors excessive discretionary power over awards

■	if there are significant levels of dissent on the say-on-pay vote over two or more consecutive years

Voting Guideline

We will generally support proposals that require full or enhanced disclosure of compensation for senior executives.

We will support proposals requiring an advisory vote by shareholders to approve the annual compensation report (i.e. “say-on-pay”).

Where a say-on-pay proposal fails to obtain the support of at least 60% of its shareholders we will expect a substantive board response. Boards should engage with their significant shareholders to determine the nature of their concerns with the company’s executive compensation practices. If those concerns are not adequately addressed in the next proxy circular, we will generally withhold/vote against the members of the compensation committee of the board.

We will assess all say-on-pay proposals on a case-by-case basis, but will generally not support plans where;

■	There are inadequate equity retention requirements for senior management. It is preferred that these requirements extend for a period post-employment.

■	There are inadequate claw-back provisions in the event of fraud or other acts that result in financial restatement or inappropriate compensation being paid.

■	The compensation committee has exercised discretion to increase executive compensation beyond what was indicated by the compensation metrics and has not provided adequate disclosure and justification for this action.

Proxy Voting Guidelines – February 2019

■	The compensation plan and/or the compensation plan disclosure is overly complex with no apparent reason for that complexity.

■	The plan uses per-share metrics and there was a significant repurchase of shares during the period with no business rationale.

■	There were significant legal expenses incurred and/or settlements paid arising from the company’s products, services, or business operations excluded from performance metric calculations.

■	There was a significant environmental or social controversy during the year that had an actual or potential material impact on the company that is not reflected adequately in the remuneration of executives.

■	Substantial payouts are triggered for performance that falls below the relevant comparator group median or average.

■	The amount of the total compensation paid to the CEO or senior management is excessive in light of all relevant circumstances.

■	The highest paid executive earns greater than $20-million (USD) and the company provides no disclosure on thresholds and targets of performance metrics in both the Short-Term Incentive Plan (STIP) and Long-Term Incentive Plan (LTIP).

■	Executives are awarded with excessive special or one-time awards in response to successful transactions.

■	The compensation plan makes use of significant front-loaded awards or long-term mega grants without robust performance conditions aligning management and shareholder interests for the duration of the plan’s life and beyond.

2.10	Compensation Consultants

Compensation consultants are increasingly being used by boards to provide advice and recommendations on the structure of executive compensation plans. The use of consultants can provide invaluable support to the compensation committee in designing the executive compensation plan. It is important that the independence of compensation consultants is not compromised and that the nature and the extent of the relationship are disclosed to shareholders. We prefer that no less than two-thirds of the total fees paid to the compensation consultant be for consulting services provided to the board. In addition, we prefer that the compensation consultants be engaged by the compensation committee and report directly to it.

Voting Guideline

We will generally support shareholder proposals requiring the full disclosure of all fees paid to a compensation consulting firm, distinguishing between fees paid for services to the board and for all other services provided to the company.

We will generally support shareholder proposals requiring compensation consultants to limit their overall relationship with a company to providing services to the board only.

Proxy Voting Guidelines – February 2019

2.11	External Management Compensation Disclosure

Occasionally issuers will employ external rather than internal senior management teams. In these situations senior management are not employees of the company but rather provide their services under a contract. For this type of management structure, disclosure requirements regarding executive compensation do not technically apply and consequently practices for these arrangements often fall well below those for internal management. RBC GAM expects that the disclosure of external management compensation should be the same as it is for senior management employed by an issuer.

Voting Guideline

Where compensation disclosure practices for issuers with external management fall materially below the disclosure requirements for issuers with internal management, we will vote against the say-on-pay proposal. If there is no say-on-pay proposal on the ballot we will withhold votes from all members of the compensation committee.

3.	Takeover Protection

The takeover protection measures that are available to boards and management can be a double-edged sword for the shareholder. They can be used to protect shareholder value by defending the company from hostile takeover bids that do not represent a fair value for the assets of the company. However, they can also be used to entrench a board and management who may ultimately undermine shareholder rights and shareholder value.

3.1	Shareholder Rights Plans (“Poison Pills”)

There are two main purposes for a shareholder rights plan. The first is to ensure that all shareholders are treated equally, and the second is to give the board time to consider other options. Many shareholder rights plans go well beyond these two aims and may be used to prevent bids that are worthy of shareholder consideration.

A shareholder rights plan should allow a takeover offer to stand for no longer than 60 days before the board responds. This gives management and the board ample time to consider the bid and assess alternatives.

In Canada, shareholder rights plans must be ratified by the shareholders at the first annual meeting following adoption of the plan. In the U.S., shareholder ratification is not required.

Voting Guideline

We will review each shareholder rights plan on a case-by-case basis, but will generally not support plans that are not subject to shareholder approval at least every three years. We will oppose any shareholder rights plan that is triggered by a purchase of less than 20% of the company’s shares.

3.2	Other Takeover Protection Measures

Other takeover protection measures may include, but are not limited to the following:

■	going private transactions

■	leveraged buyouts

Proxy Voting Guidelines – February 2019

■	lock-up arrangements

■	crown-jewel defences

■	greenmail

■	fair price amendments

■	re-incorporation

When considering any takeover protection measure, we would be more likely to support a proposal if:

■	the measure protects the rights of all shareholders

■	the measure seeks to maximize shareholder value

■	sufficient time and information is made available to shareholders to make an informed decision

■	the measure will allow competing bids to be considered over a reasonable time

■	the measure is subject to shareholder approval

■	the measure is adopted for a limited period

Voting Guideline

We will review each takeover protection measure on a case-by-case basis. We will generally oppose greenmail payments where there is no sufficient long-term business justification for them.

3.3	Dissident Shareholders, Contested Elections, and Proxy Contests

Over recent years we have seen an increase in contested elections where a dissident shareholder is proposing its own slate of director nominees. In these situations it is important to understand what both sides are proposing and the implications it will have on governance and performance going forward.

Voting Guideline

We will review dissident shareholder proposals for director nominees on a case-by-case basis to determine which will result in the best governance and performance for the company over both the short and longterm. We will consider:

■	board independence, performance, equity ownership and responsiveness to shareholder concerns

■	the performance of current management and the company’s long-term performance

■	the competing strategic plans of the dissident and incumbent slate to enhance long-term corporate value, including the impact on key constituents

■	the relative qualifications of the nominees and, where relevant, the company’s current executive and board compensation practices

When dissidents are proposing an alternative strategy or if a proposed merger or acquisition is put to shareholders for a vote, we will consider all relevant factors, including:

■	impact on long-term corporate value

■	anticipated financial and operating benefits

Proxy Voting Guidelines – February 2019

■	the price being offered to shareholders

■	circumstances regarding how the deal was negotiated

■	any proposed or resulting changes in corporate governance and the impact of those changes on shareholders’ rights

■	the impact of any merger or acquisition on key constituents at both companies

3.4	Dissident Director Nominee Compensation

In some contested director elections, dissident director nominees may have separate compensation agreements with the dissident shareholder. These agreements can be problematic, particularly if they extend beyond the election of the nominee directors, as they may compromise the independence of the nominee directors, motivate them to act in the best interests of the dissident shareholder rather than the best interests of the company, and create divisions within the board.

Voting Guideline

We will review nominee director compensation agreements with dissident shareholders on a case-by-case basis, but may vote against/withhold votes from nominee directors if we believe their independence has been or could be compromised.

We will generally support proposals to prohibit payments from a dissident shareholder to its nominee directors after those directors have been elected to the board.

We will generally vote against proposals that would prevent the election of nominee directors who have received compensation from a dissident shareholder during a proxy contest, prior to being elected to the board.

4.	Shareholder Rights

Shareholder rights include rights to influence management of the issuer through voting, to receive information from the issuer, to sell or transfer shares, to receive a share of the income of the issuer and to share in the net proceeds on the sale or winding-up of the issuer. These rights, like any other asset, should be protected and maintained.

Voting Guideline

We will generally oppose attempts to limit and/or eliminate shareholders’ rights to call a special meeting or act by written consent and will generally support resolutions that seek to restore those rights.

4.1	Confidential Voting

As with other electoral systems, the voting of proxies should be confidential, thereby ensuring that the process is impartial and free from coercion.

Voting Guideline

We will support proposals to introduce confidential voting.

Proxy Voting Guidelines – February 2019

4.2	Proxy Access

We believe that a robust process for nominating directors is fundamentally important for creating an effective board and that shareholders have a role to play in that process. Significant shareholders should have the right to nominate a number of directors for election in the ordinary course, outside of any contest for control, and should have their nominees included in the proxy circular in the same manner as the company’s nominees.

Voting Guideline

We will generally support proposals that provide shareholders owning at least 3% of a company’s voting shares (individually or together with other shareholders) access to the company proxy statement to advance non-management board candidates comprising no more than 25% of the total board. We generally do not support limits on the number of shareholders that may aggregate their shares to satisfy the ownership requirement, but generally will not oppose proxy access proposals with reasonable limits on this basis alone.

In general, we will withhold support for proxy access proposals if the access right could be used to promote hostile takeovers by allowing for nomination of more than 25% of the board.

We will not support by-law amendments that will place unreasonable conditions or restrictions on shareholders’ ability to nominate directors.

If proxy access provisions are used to unreasonably restrict the rights of shareholders, we will withhold votes from the members of the corporate governance and nominating committees until the issue is resolved.

4.3	Advance Notice Provisions

When select shareholders nominate a director for election at or just before a company’s annual or special meeting, it poses undue risks to other shareholders that were unable to adequately review all relevant information relating to a proposed nominee. Advance Notice Policies allow companies to mitigate this risk by ensuring that the company and shareholders are notified within an appropriate timeframe of a shareholder’s intention to nominate one or more directors. However, these Advance Notice Policies also have the potential to be used by the company to unreasonably restrict the right of shareholders to nominate directors.

Voting Guideline

We will generally support proposals seeking to establish Advance Notice Provisions so long as:

■	The minimum notice period is not less than 30 days from the meeting date in the event of an annual meeting or 15 days in the event of a special meeting

■	Nominations may be submitted within a minimum of ten days following the first public announcement of a meeting if notice of the meeting date is given less than 50 days prior to the meeting date

■	There is no upper limit on the number of days before an annual meeting in which a director can be nominated

■	The policy provides that if the annual meeting is postponed or adjourned, a new time period for shareholder nominations will begin.

Proxy Voting Guidelines – February 2019

■	There are no requirements that unnecessarily restrict the ability of shareholders to nominate directors, including the ability of companies’ to request an unreasonable level of additional disclosure regarding shareholder nominees

4.4	Dual-Class Stock & Unequal Voting Rights

A company with dual class shares gives multiple votes per share to a certain class of shares, resulting in unequal voting rights between classes of shares. This violates the principle of one share, one vote. Companies with multiple voting shares give minority shareholders the ability to make decisions that may not be in the interests of all shareholders, or may not be supported by the majority of shareholders.

For companies that have recently undergone an initial public offering and incorporate a share structure with unequal voting rights, we strongly encourage the adoption of a sunset provision to remove the unequal voting rights structure within a reasonable period of time.

For companies that maintain a share structure with unequal voting rights, we strongly encourage the disclosure of voting results to be broken down by each class of share to provide greater transparency and allow both minority shareholders and the board to better understand how the different classes of shares were voted.

Voting Guideline

We will generally not support the creation or extension of a dual-class share structure without substantial proof that such a plan is critical to the success of the firm as a result of specific and unique challenges. Any such plan must be subject to future approval by the holders of the subordinate voting shares at regular and pre-determined intervals.

We will support proposals to eliminate dual-class share structures.

We will consider any proposal to enhance the voting rights of long-term shareholders on a case-by-case basis, in light of the particular circumstances of the company and the legal regulatory regime to which it is subject.

We will generally support proposals that ask for the disclosure of voting results broken down by share class.

4.5	Supermajority Approval

We believe that supermajority requirements do have a legitimate purpose, but can be subject to abuse. They should not be used for votes regarding takeovers or control of a company, and the approval proportion should not be set too high. A two-thirds majority is most common, and we generally consider anything above that to be unreasonable.

Voting Guideline

We will consider supermajority voting proposals on a case-by-case basis but will generally vote against any supermajority proposal that has more than a two-third majority requirement unless it can be clearly demonstrated that it is in the shareholders’ best interests.

Proxy Voting Guidelines – February 2019

4.6	Linked Proposals

Linked proposals are used to pass proposals that may not be approved if they were proposed individually.

Voting Guideline

We will generally not support linked proposals.

4.7	Increase in Authorized Shares

We recognize that directors may need the flexibility to issue stock to meet changing financial conditions. This may include a stock split, to support an acquisition or restructuring plan, to use in a stock option plan or to implement an anti-takeover plan. The authorization of additional stock should be approved by shareholders, and should meet a specific business need.

Voting Guideline

We will review proposals to increase authorized shares on a case-by-case basis. We will not support proposals for unlimited authorized shares.

We may support a reverse stock split if management provides a reasonable justification for it and reduces authorized shares accordingly.

We will oppose management proposals to issue tracking stocks designed to reflect the performance of a particular business unit.

4.8	Disclosure of Voting Results

We believe that shareholders have the right to know whether a proposal has been passed or defeated, as well as the number of votes for, against and withheld. Additionally, all proposals should be cast by ballot rather than a show of hands, as this will ensure that all shareholders, whether present at the meeting or not, will be treated equally. In order to maintain the integrity of the proxy voting process, it is recommended that vote results be subject to independent verification.

Voting Guideline

We will support proposals for the prompt disclosure of proxy voting results, to eliminate the practice of voting by a show of hands, and to adopt independent verification of proxy voting.

4.9	Blank-cheque Preferred Shares

There may be valid business reasons for the issuance of blank-cheque preferred shares, but we believe the potential for abuse outweighs the benefits. The authorization of these shares gives directors complete discretion over the conditions of the stock and shareholders have no further power to determine how or when the shares will be allocated.

Voting Guideline

We will generally not support the authorization of blank-cheque preferred shares.

Proxy Voting Guidelines – February 2019

4.10	Shareholder Meeting Quorum

The quorum for shareholders’ meetings should be high enough to ensure that individual shareholders or small groups of shareholders (for example the board or senior management) will not be able to act independently of other shareholders, but not so high as to make it difficult to achieve.

Voting Guideline

We will generally support quorum amendment proposals that require a minimum of five shareholders representing 25% of outstanding shares to constitute a quorum.

4.11	Equity Issues

Shareholders should exercise control over the issuance of shares, especially when that issuance will result in significant dilution of ownership. This allows shareholder input on major decisions that affect the longterm interests of shareholders and the company.

Voting Guideline

We will review all proposals regarding private placements and the issuance of equity on a case-by-case basis, but will vote against any proposal that will cause excessive dilution without a valid business need.

4.12	Other Business

We believe that the inclusion of an “other business” proposal on a proxy ballot gives the board broad discretion to act without specific shareholder approval.

Voting Guideline

We will not support “other business” proposals.

4.13	Implementing Shareholder Views

When a resolution receives the support of a majority of shareholders, the board of directors should report back within a reasonable time, and not later than the next annual shareholders’ meeting, on the action taken or explain why no action has been taken.

Voting Guideline

When the board fails to implement a proposal that has received a majority of shareholder support, and does not demonstrate a valid reason for this action, we will generally withhold votes for all board members who served on the board during the period in question.

4.14	Share Blocking

Some countries allow the practice of share blocking, where shareholders are “blocked” or prevented from trading their position from the time the proxy votes are submitted to the day after the shareholders’ meeting. This practice has implications for the management of the portfolios in which these securities are held. We believe that this practice is not in the interests of shareholders and we would like to see it discontinued.

Proxy Voting Guidelines – February 2019

Voting Guideline

In general, we will not vote shares that are subject to blocking restrictions unless we determine that it is in our clients’ best interests to do so.

4.15	Income Trust Governance

Unit holders of income trusts should enjoy the equivalent rights and protection as the shareholders of a corporation. The trust and associated entities should take steps to ensure that appropriate governance practices are adopted to achieve this end.

Voting Guideline

We will generally support proposals that enhance governance practices of the trust.

We may withhold votes from trustees where they have failed to establish or protect the rights of unit holders.

4.16	Reincorporation

There can be valid business reasons for a company to reincorporate in a different jurisdiction; however, a company may also be motivated to reincorporate for reasons that may be inconsistent with the interests of shareholders.

Voting Guideline

We will review all reincorporation proposals on a case-by-case basis but will generally vote against any proposal that will result in unjustified risk to the corporation, unreasonable limits on director liability, diminished shareholder rights or weaker corporate governance requirements.

We will generally oppose management proposals to restructure the venue for shareowner claims by adopting charter or bylaw provisions that seek to establish an exclusive judicial forum.

4.17	Exclusive Forum Provisions

Exclusive forum provisions relate to a company making a change to its by-laws stipulating that legal actions brought against the company will only be permitted in courts within a certain jurisdiction. For example, if a shareholder wanted to sue a company they could only file the action in the jurisdiction stipulated by the company. While there may be valid reasons for adopting an exclusive forum provision, there is also the potential that these provisions could be abused by a company and negatively impact the rights of shareholders.

Voting Guideline

We will assess all exclusive forum provisions on a case-by-case basis, but will generally not support proposals unless the company can demonstrate a clear need for such a provision and how it is in the interests of all shareholders.

4.18	Pre-IPO Unilateral Bylaw/Charter Amendments

Private companies that are contemplating an IPO have the ability to adopt bylaw or charter amendments that may not be consistent with the corporate governance best practices expected of a public company. These types of corporate governance practices are never acceptable, but it is particularly egregious if they are adopted just prior to an IPO. These amendments have the potential to compromise the rights of the shareholders after an IPO, and may be more difficult for shareholders to amend or repeal once a company has gone public. Companies in this situation will often adopt these measures knowing that the new shareholder base would not approve them if they were proposed post-IPO. We encourage private companies to adopt corporate governance practices consistent with the public market best practices prior to an IPO.

Proxy Voting Guidelines – February 2019

Voting Guideline

With all IPOs, the expectation is that the newly public entity will have corporate governance and shareholder rights practices that meet best practice standards for a public issuer. We will review the bylaws and charter for IPOs on a case-by-case basis, but will vote against the corporate governance committee of the board and the board chair if there are any unreasonable restrictions on the rights of shareholders that have not been removed prior to the IPO.

4.19	Calling a Special Meeting

In some jurisdictions, shareholders holding a specific percentage of a company’s shares are able to call a special meeting in order to take action on matters that arise between regularly-scheduled annual general meetings. If, however, shareholders are unable to do so, their ability to remove directors, put forward resolutions or respond to an offer from a bidder may be restricted.

Voting Guideline

We will review shareholder proposals requesting that a company install or change the percentage of shares required in order to call a special meeting on a case-by-case basis.

4.20	No-action and Exemption Requests

In some jurisdictions (particularly the United States), companies may be permitted by market regulators and/or agencies to exclude shareholder proposals from the ballot if the proposal conflicts with a management proposal at the same meeting. However, companies may use this avenue to limit shareholder rights by putting forth management proposals similar to those filed by shareholders, but with more limited criteria than originally set out by the shareholder proposal proponent.

The removal of redundant shareholder proposals from the ballot may be warranted where the company takes reasonable action on the issue or where the proponent agrees on the withdrawal after engagement.

However, we are generally not supportive of the exemption practice where it impedes improvements to shareholder rights.

Voting Guideline

We will examine cases where shareholder proposals have been excluded after the company has included a competing management proposal on a case-by-case basis. We may vote against members of the governance committee if we determine that the company has excluded a shareholder proposal and introduced a management proposal on substantially the same issue that may be contrary to shareholders’ best interests, as compared to the original shareholder proposal.

Proxy Voting Guidelines – February 2019

We will vote on the resulting management proposal on a case-by-case basis, taking into consideration the impacts on shareholder rights and shareholders’ abilities to file future resolutions on the issue(s).

4.21	Virtual Annual General Meetings

Although there are benefits to facilitating virtual participation in shareholder meetings, virtual meetings have the potential to adversely impact shareholder rights, especially in the case of virtual-only meetings. In our view, a virtual meeting experience is not directly comparable to an in-person experience for all shareholders.

Voting Guideline

Shareholders should be given the opportunity to vote on the adoption of virtual-only meetings. We may withhold our support from members of the board if the company adopts a virtual-only meeting format and the resulting meeting format negatively impacts shareholder rights.

We are generally supportive of a hybrid meeting format where companies hold virtual meetings and traditional in-person meetings simultaneously, as long as shareholder rights are not limited. We generally will not support proposals to adopt a virtual-only format for upcoming annual meetings of shareholders.

5.	Shareholder Proposals

5.1	General

Shareholders should have the right to bring relevant proposals to the annual general meeting. We believe that these proposals should be included on the proxy ballot for consideration by all shareholders as long as they deal with appropriate issues and are not used to air personal grievances or to obtain publicity.

We also believe that proposals should generally refrain from specifying how corporations should achieve the desired objectives. We are mindful that some proposals may diminish long-term shareholder value by imposing unreasonable constraints on the board and management.

Voting Guideline

We will generally review all shareholder proposals on a case-by-case basis. Where proposals relate to enhanced disclosure in an area that represents a real risk or opportunity for the corporation, we will generally support it. Where proposals mandate a specific course of action for the company we will generally oppose it.

5.2	Lobbying Disclosure Proposals

Shareholders continue to seek additional disclosure regarding companies’ lobbying activities. We encourage companies to provide additional disclosure on their lobbying activities where material and will generally evaluate the quality of disclosure based on the following factors:

•	The company’s rationale for its lobbying activities

•	Disclosure of the company’s overall lobbying expenditures

•	Board and/or management oversight of lobbying activities and description of this oversight

Proxy Voting Guidelines – February 2019

•	Disclosure of a comprehensive list of trade association memberships

•	Disclosure of a list of trade associations where dues meet or exceed a specific threshold

Voting Guideline

We will evaluate shareholder proposals seeking additional disclosure on companies’ lobbying activities on a case-by-case basis, but will generally support proposals where the company does not currently disclose such details or existing disclosure is inadequate. We will consider the practices of company peers when evaluating these types of proposals.

5.3	Environmental and Social Shareholder Proposals

Environmental and social issues are increasingly acknowledged to be areas of real risk to the operations and value of a company. Proposals that address these issues should be assessed in terms of the risks and opportunities they represent for the company and whether those issues have been adequately disclosed to shareholders. Shareholder proposals will be evaluated on a case-by-case basis and we will consider the Sustainability Accounting Standards Board Standards when assessing the materiality of a proposal.

Climate Change

Climate change poses both risks and opportunities to a multitude of industries and we encourage companies to provide transparent reporting on how they are managing, monitoring and identifying material climate change-related risks and opportunities. We encourage companies to consider the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD) in order to provide consistent and material climate-related financial disclosures.

Voting Guideline

We will evaluate shareholder proposals requesting climate-related disclosures on a case-by-case basis but will generally support proposals requesting:

•	That a company disclose information on the risks it faces related to climate change on its operations and investments, or on how the company identifies, measures, and manages such risks.

Risks include Transition Risks (Policy and Legal, Technology, Market, and Reputation) and Physical Risks (Acute and Chronic), as defined by the TCFD2

•	That a company adopt initiatives to reduce the emission of greenhouse gases, including carbon, and detailed disclosure of progress

•	That a company discloses the results of climate change scenario analyses and other climate change-related considerations

•	That a company consider the recommendations of the TCFD in its disclosure to shareholders

When evaluating climate-related shareholder proposals, we will consider:

•	The industry in which the company operates and the materiality of the requested disclosure in that industry

•	The company’s existing publicly-available information on the potential impacts of climate change on its operations, strategy or viability

•	Existing oversight, policies and procedures on climate-related risks and opportunities

Proxy Voting Guidelines – February 2019

•	The company’s level of disclosure and preparedness compared to that of its industry peers

1	Final Report: Recommendations of the Task Force on Climate-related Financial Disclosures (June 2017). https://www.fsb-tcfd.org/publications/final-recommendations-report/.

[  ]   Whether the company has recently been involved in climate-related controversies resulting in fines, litigation, penalties or significant environmental, social or financial impacts

Environmental Issues

All companies have an impact on the environment. We expect companies to adopt policies and procedures to minimize a company’s impact on the environment. Proposals that seek to improve the environmental practices of a company will generally be supported.

Voting Guideline

We will generally vote in support of proposals that ask for:

■	greater disclosure of a company’s environmental practices and/or environmental risks and liabilities

■	initiatives to reduce toxic emissions and detailed disclosure of results

■	detailed reporting on the risks and opportunities resulting from climate change

■	initiatives to promote recycling, including product life-cycle management, and detailed disclosure of results

Proxy Voting Guidelines – February 2019

■	companies to abstain from operating in environmentally sensitive areas or using products produced from materials extracted from such areas

■	consideration and adoption of the Global Reporting Initiative reporting standards

■	consideration and adoption of the Equator Principles

■	companies to consider investing in or developing renewable energy sources

■	detailed reporting on water use, intensity, supply, and risks. Reporting on efforts to reduce overall water use or intensity and impacts on local water systems

Human Rights

We live in an increasingly globalized world where companies located in one country operate within the borders of others. Those operations frequently occur in the developing world where basic human rights are not protected as vigorously as they are in the developed world. We generally support proposals that call on companies to respect basic human rights and comply with relevant international agreements regarding the protection of human rights.

Voting Guideline

We will generally vote in support of proposals that call on companies to:

■	adopt or comply with policies that conform to the United Nation’s Universal Declaration on Human Rights

■	take reasonable steps, or institute a review process, to ensure that it does not do business with suppliers that manufacture products using forced labour, conflict labour or child labour, or suppliers that fail to comply with all applicable laws and standards protecting their employees’ wages, benefits, working conditions, freedom of association and other rights

■	prepare a report or adopt a code of conduct with respect to the company’s investments or operations in countries or regions with systemic labour and human rights abuses

■	report on operations and the cost of continued involvement in countries with poor human rights records

■	provide meaningful disclosure of a company’s activities in countries with patterns of human rights abuses

■	adopt policies relating to operations in a conflict zone to protect the rights of local communities and avoid exacerbating the conflict

■	adopt independent programs to monitor the company’s compliance with codes of conduct and to provide detailed disclosure of results

■	adopt or comply with policies that conform to the International Labour Organization’s Core Conventions and report on the progress toward implementing those standards

Proxy Voting Guidelines – February 2019

Community Issues

Shareholder proposals commonly relate to the impact of a company’s operations on the residents of the communities in which it operates, including First Nations or other indigenous communities. “Community” may also refer to larger areas, such as a province, state or nation, to the extent that a company’s operations may have broader impact. In general, we support proposals that ask companies to operate in a manner that respects the wishes of the communities in which they operate.

Voting Guideline

We will generally vote in support of proposals that call for:

■	reporting on a company’s impact on indigenous communities and the adoption of policies relating to the rights of indigenous peoples

■	careful consideration of advertising policies and practices to ensure that they do not promote racial stereotyping

■	meaningful disclosure of plant closing criteria

■	eliminating the use of predatory lending practices and “redlining”

■	disclosure of lending practices in developing countries

■	disclosure and board level oversight of corporate political contributions and lobbying expenditures

■	support of the Extractive Industry Transparency Initiative

We will generally oppose proposals that call for:

■	asking banks to forgive loans outright

■	requiring shareholder ratification of charitable grants

Employee Rights, Diversity and Relations

In general, we support proposals that promote diversity, dignity and safety in the workplace and the protection of collective bargaining rights.

Voting Guideline

We will generally vote in support of proposals that ask companies to:

■	report on equal opportunity and diversity in the workplace (although we will generally not support proposals to set arbitrary or unreasonable goals in that regard or require companies to hire people who are not well-qualified)

■	report on gender pay equity where the company has inadequate policies or disclosure and its practices lag behind peers’ or the company has been the subject of a recent controversy, including litigation, related to gender pay equity

■	create and/or report on initiatives seeking to prevent discrimination on the basis of race, national origin, religion, gender, age, disability, sexual orientation or gender identity

Proxy Voting Guidelines – February 2019

■	adopt guidelines and report on progress toward creating advancement opportunities for women and minorities

■	adopt a LGBT+ anti-discrimination policy

■	adopt enhanced health and safety policies, report on the implementation of those policies, and disclose health and safety data to shareholders